EMPLOYMENT AGREEMENT
(As Amended and Restated Effective as of November 1, 2004)

         THIS EMPLOYMENT AGREEMENT (As Amended and Restated Effective as of November 1, 2004) (the "Agreement") is made and entered into as of this 1st day of November, 2004, by and between MB Financial Bank, N.A., (the "Bank") and Ronald Santo (the "Employee").

         A.         The Bank and the Employee previously entered into an Employment Agreement effective as of November 6, 2001 (the "Employment Agreement").

         B.         The Bank desires that the Employee continue to provide services for the benefit of the Bank and its affiliates and the Employee desires to continue such employment with the Bank.

         C.         The Employee will continue to serve as Chairman and Group President of the Bank.

         D.         The Bank and the Employee acknowledge that the Employee is a member of the senior management team of the Bank and, as such, will continue to participate in implementing the Bank's business plan.

         E.         In the course of employment with the Bank and MB Financial, Inc. (the "Holding Company"), the Employee has had and will continue to have access to certain confidential information that relates to or will relate to the business of the Bank and its affiliates and the Bank desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

         NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED that the Employment Agreement is hereby amended and restated to read as follows:

         1.         Definitions.

                  (a)         The term "Change in Control" means an event of a nature that (1) results in a change in control of the Holding Company or the Bank within the meaning of the Bank Holding Company Act of 1956, as amended and 12 C.F.R. Part 225 (or any successor statute or regulation) or (ii) requires the filing of a notice with the Federal Deposit Insurance Corporation under 12 U.S.C. 1817 (j) and 12 C.F.R. Part 303 (or any successor statute or regulation); (2) an event that would be required to be reported in response to item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("the Exchange Act"), other than an event at the completion of which the stockholders of the Holding Company hold more than 40% of the outstanding stock of the resulting entity; (3) any person( as the term is used in Sections 13(d) and 14 (d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Holding Company or the Bank representing 25% or more of the combined voting power of the Holding Company's or the Bank's outstanding securities; (4) individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least thirty-five percent (35%) of

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the Board of Directors; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Bank's stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Bank (as such terms are used in Rule 14a-11 of the SEC under the Act); or (5) consummation of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Holding Company or a similar transaction in which the Holding Company is not the resulting entity, other than an event at the completion of which the stockholders of the Holding Company hold more than 40% of the outstanding stock of the resulting entity; provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Holding Company or the merger of Coal City Corporation into Avondale Financial Corporation (the former name of the Holding Company).

                  (b)         The term "Date of Termination" means the date upon which the Employee's employment with the Bank ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement.

                  (c)         The term "Effective Date" means November 1, 2004.

                  (d)         The term "Involuntary Termination" means the termination of the employment of Employee (i) by the Bank without his express written consent; or (ii) by the Employee by reason of any of the following actions unless consented to in writing by the Employee: (i) the occurrence of a ten percent (10%) or greater reduction in the aggregate value of the Employee's annual Base Salary, bonus opportunity, long term incentive opportunity, and benefits, excluding any profit sharing; (ii) the assignment to the Employee of any duties inconsistent with, and commonly (in the banking industry) considered beneath the Employee's position, or a change in the Employee's status, offices, titles and reporting relationships, authority, duties or responsibilities, or any other action by the Bank, in each case if the assignment, change or action results in a significant diminution in the Employee's position, authority, duties or responsibilities; or (iii) a required relocation of the Employee to a location more than thirty-five (35) miles from the Employee's then existing job location to which the Employee does not consent to in writing. In determining whether an assignment, change or action described in clause (ii) above constitutes Involuntary Termination, due consideration will be given to the size of the organization and other facts and circumstances surrounding the Employee's situation before and after the assignment, change or action. For example, if the Employee is moved to a position that carries a title generally considered to be of a lower degree, but he is working in a larger division or company than before the change, has more employees reporting to him, or has authority for projects controlling more dollars, or if other circumstances exist that suggest the Employee's new position is not a demotion, then an Involuntary Termination will not be deemed to have occurred. The term Involuntary Termination excludes the decision not to renew this Agreement.

                  (e)         The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Employee with the Bank because of the Employee's willful and malicious conduct which is substantially injurious to the Bank, including theft,

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embezzlement, the conviction of a criminal act involving dishonesty or fraud, disclosure of trade secrets, or a gross dereliction of duty. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Holding Company Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Holding Company Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

                  (f)         The term "Voluntary Termination" shall mean termination of employment by the Employee voluntarily as set forth in Section 6(e) of this Agreement.

                  (g)         The term "Voting Securities" shall mean those securities of a corporation that are entitled to vote generally in the election of directors of such corporation.

         2.         Term. The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein (the "Term"). Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Term shall automatically be extended for a period of one year in addition to the then-remaining Term, provided that the Bank has not given the Employee 90 days prior written notice that future extensions will cease.

         3.         Employment. The Employee is employed as the Group President and Chairman of the Bank. As such, the Employee shall render such management services as are specified by the Board of Directors of the Bank (the "Board of Directors") and Chief Executive Officer of MB Financial, Inc. and are customarily performed by persons situated in similar executive capacities consistent with the Employee's duties as of the date of this Agreement. The Employee shall also render services to any subsidiary or subsidiaries of the Bank as requested by the Board of Directors from time to time. The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee may (i) serve on charitable boards or committees at the Employee's discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

         4.         Compensation.

                  (a)         Salary. Beginning as of the Effective Date, the Bank shall pay the Employee an annual base salary of not less than $300,000.00 (the "Base Salary"), payable in substantially equal installments in accordance with the Bank's payroll policy from time to time in effect. The amount of Base Salary may, in the sole discretion of the Bank, be increased from time to time

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but shall not be decreased. The Employee's salaryand other compensation hereunder shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Employee.

                  (b)         Bonus. The Employee shall be eligible to participate in an equitable manner with other executives of the Bank in such bonus programs, if any, as may be established and awarded by the Board of Directors in its sole discretion for such executive officers.

                  (c)         Options. The Employee shall be eligible to participate in and receive option grants under the MB Financial, Inc. 1997 Omnibus Incentive Plan or any successor plan thereto to the extent the Board of Directors, in its sole discretion, authorizes such option grants for any executive officer of the Bank in a given year.

         (d)         Other Benefits. During the Term of this Agreement, the Bank shall:

                           (i)         permit the Employee to participate to the same extent as other executive officers of the Bank in all life insurance, disability insurance, medical, dental or health insurance, vacation, savings, pension and retirement plans and other benefit plans or programs maintained by the Bank for the benefit of its employees;

                           (ii)         pay the cost of the Employee's membership dues and service charges at the Ruth Lake Country Club;

                           (iii)         permit the Employee to participate in the Bank's automobile leasing program on terms comparable to those provided to other executive officers of the Bank;

                           (iv)         pay the premiums on Principal Financial Group supplemental life insurance policy number 3461356 with a face value of $265,322 which is attached hereto as Exhibit A (the "Principal Policy"), or such other similar supplemental life insurance policy as may be maintained by the Bank for the benefit of the Employee;

                           (v)         pay the premiums on the existing Principal Financial Group Key Man Adjustable Life Policy number 3491360, which is attached as Exhibit B hereto (the "Key Man Policy") or, if the Bank elects to cease paying such premiums at anytime, permit the Employee to purchase the Key Man Policy for its then current cash surrender value; and

                           (vi)         continue to permit the Employee to pay the premiums on the Met Life Policy number 0056368170 (the "Met Life Policy") through a deduction from his profit sharing, or through such other method as mutually agreed to by the Bank and the Employee.

                  (e)         The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

         5.         Vacations; Leave. The Employee shall be entitled to (a) annual paid vacation of at least four weeks, in accordance with the policies established by the Board of Directors for

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executive officers, and (b) voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

         6.         Termination of Employment.

                  (a)         Involuntary Termination. If the Employee experiences an Involuntary Termination, such termination of employment shall be subject to the Bank's obligations under this Section 6. In the event of Involuntary Termination, then, subject to Section 6(b) of this Agreement, the Bank shall, as liquidated damages (i) during the remaining Term of this Agreement, pay to the Employee monthly one-twelfth of the Base Salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average annual amount of cash bonus of the Employee, based on the average amounts of cash bonus earned by the Employee for the two full fiscal years preceding the Date of Termination (provided that the actual cash bonus earned in each of the calendar years 2002, 2003 and 2004 shall be increased by $100,000); (ii) provide the benefits set forth in Section 6(f) of this Agreement on the terms set forth therein provided that during the remaining Term of this Agreement, the Bank shall pay the same portion of the cost of benefits under Section 6(f) as it would have paid if no termination of employment had occurred; (iii) provide that, notwithstanding the provisions of any other agreements or documents, stock options granted to the Employee as described in Section 4(c) shall be deemed to be fully vested and exercisable at the date of such Involuntary Termination and shall remain exercisable for not less than one year after the date of such Involuntary Termination (or until the expiration of the stock options, if earlier); (iv) if the Employee is not fully vested under any other benefit plan or arrangement in which he is a participant as of the Date of Termination (except for any tax-qualified "employee pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, including any "multiemployer plan" as defined in Section 3(37) of such Act but excluding any supplemental executive retirement plan), deem the Employee to be fully vested therein and the Bank shall guarantee that he shall receive benefits thereunder accordingly; (v) provide the Employee the opportunity to purchase the Key Man Policy for its then cash surrender value and transfer ownership of the Principal Policy to the Employee at no cost to him (i.e., with no obligation to pay the cash surrender value); and (vi) during the remaining Term of this Agreement, continue the group term life insurance (or, if the Bank is unable to provide such group term life insurance, the Employee shall be permitted to convert such coverage to an individual insurance policy) provided by the Bank at the same premium cost to the Employee and at the same coverage level as in effect immediately prior to the Involuntary Termination.

                  (b)         Release. The Employee agrees that his right to receive the liquidated damages described in Paragraph 6(a) shall be conditioned upon his execution of an agreement substantially in the form of Exhibit C which is attached hereto that (i) waives any rights the Employee may otherwise have against the Bank and (ii) releases the Bank from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment.

                  (c)         Change in Control. Upon a Change of Control of the Bank and the occurrence of any of the Qualifying Events described in Section 6(c)(i), the Employee shall, in lieu of any salary and benefits described in Section 6(a) and in lieu of any other severance pay or benefits to which the Employee may be entitled under any severance or termination plan, program, practice or arrangement of the Bank, be entitled to receive the salary and benefits

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described in Section 6(c)(ii) (the "Severance Benefits") on the terms as set forth herein. The Employee will not be entitled to any benefits described under this Section 6(c) if his employment terminates for the reasons specified in Sections 6(d), 6(e), 6(g), 6(h) or 6(i) of this Agreement:

                           (i)         Qualifying Events. Upon the occurrence of any one of the following events within twenty four (24) calendar months after a Change of Control of the Bank (a "Qualifying Event"), the Employee shall be entitled to the Severance Benefits as described in Section 6(c)(ii):

                                    (A)         an Involuntary Termination;

                                    (B)         the failure or refusal of a successor company (including, but not limited to, an individual, corporation, association, or partnership) to assume the Bank's obligations under this Agreement; or

                                    (C)         a material breach by the Bank or any successor of any of the provisions of this Agreement, which continues following written notice of such breach from the Employee and a reasonable opportunity of at least fifteen (15) business days to cure.

         In addition to the foregoing Qualifying Events, a termination of the Employee's employment by the Bank pursuant to Section 6(a) will trigger the payment of the Severance Benefits under this Agreement if the Employee's employment is terminated by the Bank during the Term pursuant to Section (a) within six months prior to a Change of Control of the Bank and either (i) the termination was at the request or direction of any person or entity who has entered into an agreement with the Bank the consummation of which agreement would constitute a Change of Control, or (ii) the Employee reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the Change of Control. Further, if a Change of Control of the Bank occurs prior to the expiration of the Term, the provisions of this Section 6(c) shall continue in effect until the later of (i) the expiration of the Term or (ii) a period of twenty-four (24) months following the Change of Control.

                           (ii)         Severance Benefits. Upon the occurrence of a Qualifying Event described in Section 6(c)(i), the Employee shall be entitled to receive the following Severance Benefits:

                                    (A)         an amount equal to the Employee's annual Base Salary, pro-rated for unpaid vacation taken in the prior calendar year, multiplied by 2.99;

                                    (B)         an amount equal to the Employee's Average Annual Bonus multiplied by 2.99. For purposes of this Section 6(c), "Average Annual Bonus" shall mean the Employee's actual average bonus earned over the three complete fiscal years immediately prior to a Qualifying Event, provided, however, that the actual bonus earned in each of the calendar years 2002, 2003 and 2004 shall be increased by $100,000;

                                    (C)         Employee stock options granted as described in Section 4(c) will be treated in accordance with the terms and conditions of the 1997 Omnibus Incentive Plan.

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                                    (D)         immediate vesting and payment of the Employee's other benefits, if any, under any and all non-qualified retirement plans of the Bank (or their affiliates) in which the Employee participates, if allowed under the applicable plan document;

                                    (E)         continuation of the group term life insurance (or, if the Bank is unable to provide such group term life insurance, the Employee shall be permitted to convert such coverage to an individual insurance policy) provided by the Bank at the same premium cost to the Employee and at the same coverage level as in effect immediately prior to the Qualifying Event until the third anniversary of the Qualifying Event, without regard to the federal income tax consequences of that continuation;

                                    (F)         the health and long term care benefits on the terms as specified in Section 6(f); and

                                    (G)         the opportunity to purchase the Key Man Policy for its then cash surrender value and the transfer by the Bank of ownership of the Principal Policy to the Employee at no cost (i.e., with no obligation to pay the cash surrender value).

                           (iii)         Payment of Severance Benefits. The Severance Benefits described in Sections 6(c)(ii)(A) and (B) will be paid in cash to the Employee in a single lump sum as soon as practicable following the Qualifying Event, but in no event more than thirty (30) days after the Qualifying Event, provided, however, that the Employee executes the agreement described in Paragraph 6(b).

                           (iv)         Excise Tax. If a Change of Control of the Bank occurs and the Bank determines pursuant to Sections 280G and 4999 of the Code that a golden parachute excise tax is due upon payment of the benefits described in 6(c) (ii), the Employee's Severance Benefits under this Section 6(c) will be reduced to such amount as is necessary to avoid the excise tax. To achieve such reduction, the Employee shall, subject to the Bank's approval, which approval shall not be unreasonably withheld, determine what amounts constituting the parachute payments shall be reduced, eliminated, or postponed. If the Internal Revenue Service (the "Service") adjusts the computation made by the Bank pursuant to the preceding sentence, and that adjustment either is acceptable to the Bank or is finally determined to be correct, so that the Employee is liable for the payment of an excise tax under Sections 280G and 4999 of the Code, or so that the Employee does not receive the full benefit he would have received in the absence of such adjustment, the Bank will reimburse the Employee for the full amount necessary to make the Employee whole, including the value of Severance Benefits that were erroneously limited, the value of the excise tax, all corresponding interest and penalties due to the Service, and the Employee's Federal, State and local income tax due on these reimbursement payments.

                  (d)         Termination for Cause. In the event of Termination for Cause, the Bank shall have no further obligation to the Employee under this Agreement after the Date of Termination.

                  (e)         Voluntary Termination. The Employee may terminate his employment voluntarily (including his voluntary retirement or due to disability) at any time by a notice pursuant to Section 7 of this Agreement. In the event that the Employee voluntarily terminates

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his employment other than by reason of any of the actions that constitute InvoluntaryTermination under Section 6(a) of this Agreement ("Voluntary Termination"), the Bank shall be obligated to the Employee for the amount of his Base Salary and benefits only through the Date of Termination, at the time such payments are due (accrued vacation shall be payable within seven days after the Date of Termination), and the Bank shall have no further obligation to the Employee under this Agreement except for (i) the health and long term care benefits described in Section 6(f) and (ii) a final annual bonus in an amount consistent with the Bank's year-end bonus practices, provided that the Board of Directors shall determine the amount of such bonus in good faith at the time of the Employee's termination, which bonus shall be pro-rated taking into consideration the portion of the year elapsed prior to termination, and the Bank shall pay such bonus in cash on the Date of Termination, and in no event shall such pro-rata bonus amount be less than the pro-rata amount of the minimum bonus described in Section 4(b). In addition, the Employee shall be provided the option of purchasing the Principal Policy and the Key Man Policy for each of their respective cash surrender values. If the Employee's employment with the Bank ends due to Voluntary Termination, the Employee will not be entitled to receive Severance Benefits under this Agreement, except for the health and long term care benefits provided in Section 6(f).

                  (f)         Health and Long Term Care Benefits. Notwithstanding any other provision of this Agreement:

                           (i)         Upon cessation of the Employee's service as an employee of the Bank (or any successor) or any of its affiliates for any reason except Cause, the Bank (or any successor, directly or through its affiliates) shall provide or make available to the Employee thereafter until his sixty-fifth birthday or the current Medicare eligibility age, the same health insurance, hospitalization, medical, dental, prescription drug and other health benefits as he would have been eligible for if he had continued to serve as an executive officer of the Bank (or any successor), for the benefit of himself and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had continued to serve as an executive officer of the Bank (or any successor), on terms as favorable to the Employee as to other executive officers of the Bank (or any successor) from time to time, including amounts of coverage and deductibles, provided that the Employee shall pay during the Term of this Agreement the same portion of the cost of such benefits and insurance as he would pay if employed by the Bank (or a successor) during the Term of this Agreement (even if his employment is terminated during the Term) and the Employee shall pay the full cost of such benefits and insurance after the Term of this Agreement ends; provided further that the Bank's obligations under this Section 6(f) shall be reduced to the extent that, and so long as, the Employee receives such benefits on no less favorable terms from another employer. If, during the Term of this Agreement, or while the Employee is covered by the Bank's health benefits pursuant to this Section 6(f), the Employee dies or the Employee attains his sixty-fifth birthday or the then current Medicare eligibility age, the Employee's spouse shall be entitled to continue such benefits until her sixty-fifth birthday or the then current Medicare eligibility age, provided she pay the same portion of premiums that the Employee would have paid for single coverage had he continued such benefits.

                           (ii)         During the Term of the Agreement, and upon cessation of the Employee's service as an employee of the Bank (or any successor) or any of its affiliates for any reason except Cause, the Bank shall continue to pay the premiums on the long term care insurance policies owned by, and covering each of, the Employee and his spouse.

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                           (iii)         Commencing on the Employee's sixty-fifth birthday or the then current Medicare eligibility age, and the Employee's eligibility for Medicare Parts A and B, the Bank will provide the Employee and his spouse with coverage under a Medicare Supplemental Insurance plan obtained by the Bank for the Employee and his spouse.

                           (iv)         The Bank's obligation to pay the premiums on the long term care policies described in Section 6(f) (ii) and the Medicare Supplemental Insurance plan described in Section 6(f) (iii) (i) shall not exceed an aggregate annual cost of $25,000, or, upon the death of the first to occur of the Employee or his spouse, $12,500, and (ii) shall cease upon the death of both the Employee and his spouse.

                           (v)         The Bank's obligations under this Section 6(f) shall survive the Term of this Agreement.

                  (g)         Death. In the event of the death of Employee during the Term of this Agreement and prior to any termination of employment, the Bank shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Base Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, and a bonus (prorated in accordance with the portion of the fiscal year expired as of the date of his death) in an amount consistent with the Bank's year-end bonus practices as determined by the Board of Directors in good faith, which bonus shall be paid within 90 days after the death of the Employee, and in no event shall such pro-rata bonus amount be less than the pro-rata amount of the minimum bonus described in Section 4(b).

                  (h)         Disability. If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Bank (a "Disability Plan"), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Bank for executive officers. In the event of such disability, this Agreement shall not be suspended, except that (i) the Bank's obligation to pay the Base Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this Section 6(h) or the policies described in Section 4(e)(i) such that on an after-tax basis, the Employee shall realize from the sum of disability income benefits and a portion of the Base Salary (if any) the same amount as he would realize on an after-tax basis from the Base Salary if the Bank's obligation to pay salary were not reduced pursuant to this Section 6(h); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Bank may discontinue payment of the Base Salary beginning six months following a determination that the Employee has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement.

                  (i)         Regulatory Action. Notwithstanding any other provisions of this Agreement, if the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S. C. Section 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

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         7.         Notice of Termination. Subject to the provisions of Section 1(e) of this Agreement, in the event that the Bank desires to terminate the employment of the Employee during the Term of this Agreement, the Bank shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

         8.         Covenant Not to Compete. The Employee agrees that his services are special and unique, and of an unusual and extraordinary character which gives them peculiar value for which monetary damages cannot provide adequate compensation. In consideration of the Bank's entering into this Agreement, the Employee hereby agrees that during the Non-Compete Period (as defined below), he shall not without the prior written consent of the Bank:

                  (a)         serve as a director, officer, or employee of, or directly or indirectly, as a consultant, independent contractor or otherwise, provide any personal services to any institution insured by the Federal Deposit Insurance Corporation or any affiliate of such an institution which institution or affiliate has an office in Cook County, Illinois or adjacent counties in Illinois; or

                  (b)         solicit, or directly or indirectly cause to be solicited, any employee of the Bank to leave his or her employment; or

                  (c)         solicit, or directly or indirectly cause to be solicited, customers of the Bank for the purpose of offering loans or other financing services to such customers.

         The term "Non-Compete Period" shall mean (i) in the event of Termination for Cause, the period of three years following the Date of Termination, (ii) in the event of Involuntary Termination not following a Change in Control, the period of the remaining Term of this Agreement, (iii) in the event of Involuntary Termination following a Change in Control which occurs during the Term of this Agreement, the period of the lesser of one year or the remaining Term of this Agreement, (iv) in the event of Voluntary Termination not following a Change in Control, the period of 18 months, and (v) in the event of Voluntary Termination following a Change in Control which occurs during the Term of this Agreement, the period of one year following the Date of Termination. The provisions of this Section 8 shall survive expiration of the Term of this Agreement.

         If any provision of this Section 8, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Section 8 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because

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of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable and shall be enforced. Upon breach of any provision of this Section 8, the Bank shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, the Bank shall be entitled to such damages as it can show it has sustained by reason of such breach.

         9.         Attorneys' Fees. The Bank shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (a) the Employee's contesting or disputing any termination of employment, or (b) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Bank (or any successor) or an affiliate under which the Employee is or may be entitled to receive benefits; provided that the Bank's obligation to pay such fees and expenses is subject to the Employee's prevailing with respect to the matters in dispute in any proceeding initiated by the Employee or the Employee's having been determined to have acted reasonably and in good faith with respect to any proceeding initiated by the Bank.

         10.         No Assignments Except by Operation of Law in Certain Mergers.

                  (a)         This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party except that, by operation of law in a merger in which the Bank is a party but not the resulting entity, the Bank's obligations may be assigned to and assumed by the resulting entity of such a merger; provided, however, that the Bank shall require any successor or assign (other than by operation of law in a merger in which the Bank is a party but not the resulting entity) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank in the same amount and on the same terms as the compensation pursuant to Section 6(a), Section 6(c) and Section 6(f) hereof. For purposes of implementing the provisions of this Section 10, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (b)         This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         11.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

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         12.         Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

         13.         Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

         15.         Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

         16.         Attorneys' Fees. The Bank shall be solely responsible for payment of any and all legal fees incurred by Employee in the preparation, negotiation and execution of this Agreement.

         17.         Successors to Code Sections. All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Internal Revenue Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:	MB Financial Bank, N.A.
/s/ Doria L. Koros	/s/ Jeffrey Husserl
Secretary	By:	Jeffrey Husserl
	Its:	Executive Vice President

EMPLOYEE:
/s/ Ronald Santo Ronald Santo

End